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                                                                       EXHIBIT H
                  [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON]


                                                                   May 10, 2000

Board of Directors
The WMF Group, Ltd.
1593 Spring Hill Road
Suite 400
Vienna, Virginia 22182-2245

Members of the Board:

  You have asked us to advise you with respect to the fairness to the stockholders of The WMF Group (the "Company" from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger dated as of May 10, 2000 (the "Merger Agreement"), among the Company, Prudential Mortgage Capital Company, LLC, (the "Acquiror") and Prudential Mortgage Capital Acquisition Corp., a wholly-owned subsidiary of the Acquiror (the "Sub"). Upon the terms and subject to the conditions of the Merger Agreement (i) the Sub will commence a tender offer (the "Offer") for all issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Shares") at a price of $8.90 per Share in cash (the "Consideration") and (ii) following consummation of the Offer, Sub will be merged with and into the Company (the "Merger" and together with the Offer, the "Transaction"), each outstanding Share not acquired in the Offer will be converted into the right to receive the Consideration and the Company will become a wholly-owned subsidiary of the Acquiror.

  In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Merger Agreement and certain related agreements. We have also reviewed certain other information, including financial forecasts, provided to or discussed with us by the Company and have met with the Company's management to discuss the business and prospects of the Company.

  We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

  In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.

  We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services which is contingent upon the consummation of the Offer.

  It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the Transaction, does not constitute a recommendation to any stockholder as to whether such stockholder should tender shares pursuant to the Offer, or how any such stockholder should vote on the Merger or act on any other matter relating to the Transaction.
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  In the past, we have performed certain investment banking services for the
Company and for the Acquiror and have received compensation for such services.

  Based upon the subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the stockholders of the Company in the Transaction is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                          Credit Suisse First Boston
                                           Corporation

                                                   /s/ Diana W. Chazaud
                                          By: _________________________________
                                                     Diana W. Chazaud
                                             Managing Director--Senior Advisor

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